SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2004

PainCare Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	001-14160	06-1110906
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 North Orange Avenue, Suite 500, Orlando, Florida	32801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number: 407-926-6615

Item 5. Other Events.

On February 27, 2004, PainCare Holdings, Inc., a Florida corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), with an institutional investor (the “Investor”), under which the Company issued and sold to the Investor in a private placement (i) $5 million principal amount of a Secured Convertible Term Note due February 27, 2007 (the “Note”) and (ii) warrants to purchase 450,000 shares of Common Stock at an exercise price of $4.24 per share for the first 200,000 shares, $4.58 per share for next 150,000 shares and $4.92 per share for the remaining shares. The warrants are exercisable until February 27, 2011 (the “Warrants”). The Note bears interest at a fluctuating interest rate equal at all times to the prime rate plus 2%, subject to reduction if the value weighted average price of the Company’s Common Stock exceeds certain benchmarks. The initial interest rate on the Note is 6%. Net proceeds from the private placement, after estimated costs and expenses, were approximately $4,820,000 million and will be used to repay indebtedness and provide additional working capital to the Company.

The Note is convertible into shares of Common Stock at a price of $3.39 per share (subject to adjustment), which share price is equal to 105% of the average Closing Price during the ten trading days prior to closing. The Company may require that the holder of the Note convert its outstanding Note into Common Stock under specified circumstances. The principal amount of the Note is repayable in monthly installments, commencing as of June 1, 2004, in the initial amount of $50,000 eventually increasing to $181,667, with a final installment of $500,000 and may be paid, at the Company’s option, in cash or, subject to certain conditions, additional shares of Common Stock. Interest on the Note is payable monthly and may be paid, at the Company’s option, in cash or, subject to certain conditions, additional shares of Common Stock.

The Company also entered into a Registration Rights agreement, with the investor pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission by April 27, 2004 a registration statement covering the resale of the Common Stock that is issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note.

In addition, the Company and the Investor entered into a letter agreement pursuant to which the Investor committed, subject to its sole reasonable discretion, to make available to PainCare an additional $15 million in increments of $5 million to finance future acquisitions in accordance with a negotiated Fixed Price Convertible Debt instrument.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release of the Company dated March 2, 2004

The exhibit attached hereto under “Item 7. Financial Statements and Exhibits” shall not be deemed “filed” for purposes of Section 18 of the Securities act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAINCARE HOLDINGS, INC. (Registrant)

Date: March 2, 2004	By:	/s/ Randy Lubinsky
Randy Lubinsky
Chief Executive Officer

Date: March 2, 2004	By:	/s/ Mark Szporka
Mark Szporka
Chief Financial Officer